As filed with the Securities and Exchange Commission on June 5, 2015

Registration No.333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WINTRUST FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Illinois	36-3873352
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

9700 W. Higgins Road, Suite 800
Rosemont, Illinois 60018
(847) 939-9000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
_________________
Wintrust Financial Corporation 2015 Stock Incentive Plan
(Full title of the plan)
_________________
Lisa J. Pattis
Executive Vice President, General Counsel, and Corporate Secretary
9700 W. Higgins Road, Suite 800
Rosemont, Illinois 60018
(847) 939-9000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Pran Jha
Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
(312) 853-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, no par value per share	5,485,000 shares	$50.05	$274,496,825	$31,896.53

(1)
This Registration Statement covers 5,485,000 shares of common stock, no par value per share (the “Common Stock”), of Wintrust Financial Corporation (the “Registrant”), issuable under the Wintrust Financial Corporation 2015 Stock Incentive Plan (the “Plan”).  In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional securities to be offered or issued pursuant to the Plan because of the provisions of the Plan relating to adjustments for changes resulting from stock dividends, stock splits and similar changes.

(2)
Estimated solely for purposes of calculating the registration fee and, pursuant to Rules 457(c) and (h) under the Securities Act, is based upon the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Select Market on June 1, 2015.

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated herein by reference from the Registrant’s filings with the Securities and Exchange Commission (the “Commission”) (File No. 001-35077):

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Commission on February 27, 2015;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015, filed with the Commission on May 8, 2015;

(c)
The Registrant’s Current Reports on Form 8-K, filed with the Commission on March 2, 2015, April 8, 2015, June 1, 2015 and June 2, 2015 (other than with respect to information furnished under Items 2.02 and 7.01 of any current report on Form 8-K, including the related exhibits under Item 9.01); and

(d)
The description of the Common Stock, which is registered under Section 12 of the Securities Exchange Act, in the Registrant’s Form 8-A filed with the Commission on January 3, 1997, including any subsequently filed amendments and reports updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).
Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
Not applicable.

Item 5. Interests of Named Experts and Counsel.

Certain matters pertaining to the validity of the authorization and issuance of the Common Stock have been passed upon by Lisa J. Pattis, the Registrant’s Executive Vice President, General Counsel and Corporate Secretary. Ms. Pattis is eligible to participate in the Plan and beneficially owns or has rights to acquire an aggregate of less than 1.0% of the Common Stock.

Item 6. Indemnification of Directors and Officers.
Section 8.75 of the Illinois Business Corporation Act (the “IBCA”) provides generally and in pertinent parts that an Illinois corporation may indemnify its directors, officers, employees and agents, or anyone serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (in the case of actions by or in the right of the corporation) or against expenses, judgments, fines, and settlements (in all other cases) actually and reasonably incurred by them in connection with any action, suit, or proceeding if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful, provided that no indemnification shall be made with respect to any claim, issue, or matter as to which such person has been adjudged to have been liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity. If a present or former director, officer or employee of an Illinois corporation has been successful in the defense of any such action, suit or proceeding, claim, issue or matter, such person shall be indemnified by the corporation against expenses.
Section 8.75 of the IBCA further permits an Illinois corporation to pay expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding if the director or officer undertakes to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation. An Illinois corporation may also grant additional indemnification through its by-laws, agreements, votes of shareholders or disinterested directors, or otherwise, and may purchase and maintain insurance on behalf of any indemnifiable person against any liability asserted against such person and incurred by such person in his or her capacity as an indemnifiable person whether or not the corporation would have the power to indemnify such person against liability under the terms of Section 8.75 of the IBCA.
Article NINTH of the Registrant’s amended and restated articles of incorporation, as amended, and Article VI of the Registrant’s amended and restated by-laws provide that the Registrant shall, to the full extent permitted by law, indemnify those persons whom the Registrant may indemnify pursuant thereto, and contain provisions substantially similar to Section 8.75 of the IBCA.
The Registrant has entered into individual indemnification agreements with each of its non-employee directors and certain of its executive officers, which we refer to collectively as the indemnification agreements, which implement with more specificity the indemnification provisions provided by the Registrant’s by-laws and provide, among other things, that to the fullest extent permitted by applicable law, the Registrant will indemnify such director or officer against any and all losses, expenses and liabilities arising out of such director’s or officer’s service as a director or officer of the Registrant, as the case may be. The indemnification agreements also contain detailed provisions concerning expense advancement and reimbursement. The indemnification agreements are in addition to any other rights each non-employee director or officer may be entitled to under the Registrant’s articles of incorporation, by-laws and applicable law.
The Registrant maintains insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

Item 7. Exemption From Registration Claimed.
Not applicable.

Item 8. Exhibits.
The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that: paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Rosemont, State of Illinois, on the 5th day of June, 2015.

WINTRUST FINANCIAL CORPORATION

By:	/s/Lisa J. Pattis
Lisa J. Pattis
Executive Vice President, General Counsel and Corporate Secretary
POWER OF ATTORNEY AND SIGNATURES
Each person whose signature appears below constitutes and appoints each of David A. Dykstra and Lisa J. Pattis, with full power to act without the other, his or her true and lawful attorneys-in-fact and agents, with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments, including post-effective amendments, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents as his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/Edward J. Wehmer	President, Chief Executive Officer and	June 5, 2015
Edward J. Wehmer	Director (Principal Executive Officer)
/s/David L. Stoehr	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 5, 2015
David L. Stoehr
/s/Peter D. Crist	Chairman of the Board of Directors	June 5, 2015
Peter D. Crist
/s/Bruce K. Crowther	Director	June 5, 2015
Bruce K. Crowther
/s/Joseph F. Damico	Director	June 5, 2015
Joseph F. Damico
/s/Zed S. Francis III	Director	June 5, 2015
Zed S. Francis III

/s/Marla F. Glabe	Director	June 5, 2015
Marla F. Glabe
/s/H. Patrick Hackett, Jr.	Director	June 5, 2015
H. Patrick Hackett, Jr.
/s/Scott K. Heitmann	Director	June 5, 2015
Scott K. Heitmann
/s/Charles H. James III	Director	June 5, 2015
Charles H. James III
/s/Albin F. Moschner	Director	June 5, 2015
Albin F. Moschner
/s/Christopher J. Perry	Director	June 5, 2015
Christopher J. Perry
/s/Ingrid S. Stafford	Director	June 5, 2015
Ingrid S. Stafford
/s/Gary D. Sweeney	Director	June 5, 2015
Gary D. Sweeney
/s/Sheila G. Talton	Director	June 5, 2015
Sheila G. Talton

INDEX TO EXHIBITS

Exhibit Number	Exhibit

4.1
Wintrust Financial Corporation 2015 Stock Incentive Plan (incorporated by reference to Annex A to the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 10, 2015)

5.1	Opinion of Lisa J. Pattis, Esq. as to the validity of the securities being issued*
23.1	Consent of Ernst & Young LLP*
23.2	Consent of Lisa J. Pattis, Esq. (included in Exhibit 5.1)*
24.1	Power of Attorney (contained in the signature page to this Registration Statement)*

*	Filed herewith.